Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of April, 2010 (the “Execution Date”), by and between NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P., a Delaware limited partnership (“Seller”), and BLACKWATER GEORGIA, L.L.C., a Georgia limited liability company (“Purchaser”).  Seller and Purchaser are sometimes referred to herein individually as a “party” and collectively as the “parties.”  Capitalized terms not otherwise defined herein shall have the meanings specified or referred to in Exhibit A hereto.

PRELIMINARY STATEMENT

Seller owns a terminal facility accommodating chemicals and liquid fertilizer at or near Brunswick, Georgia.

Seller is willing to sell, and Purchaser is willing to purchase, the Assets (as defined below) in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the matters set forth in the Preliminary Statement, the mutual promises and covenants herein set forth, and subject to the terms and conditions hereof, the parties hereby agree as follows:

PURCHASE AND SALE OF ASSETS

1.1
Sale of Assets. On the terms and subject to the conditions of this Agreement and for the consideration stated herein, at the Closing, Purchaser shall purchase and receive from Seller, and Seller shall sell and deliver to Purchaser subject to the Permitted Liens, all of Seller’s right, title and interest in and to the following assets (collectively, the “Assets”):

1.1.1.	The improvements located on the Leased Premises, including buildings, facilities, fixtures, storage tanks, piping and related on-site facilities and appurtenances (the “Improvements”);

1.1.2.
All equipment and fixtures appurtenant to the Facility and used by Seller as of the date of this Agreement primarily in its operation of the Facility, together with any and all licenses or other rights to use real property held in connection with same (such licenses and rights being the “Licenses,” and together with said equipment and fixtures, the “Appurtenant Equipment”);

1.1.3.
All supplies, spare parts, tools, drawings, plats, equipment manuals, books, furniture, machines, equipment, computers, and records located at or relating to the Facility and all other personal property located at the Facility, other than the Excluded Personal Property set forth on Schedule 1.2.6 hereto (the “Personal Property”);

1.1.4.	All of Seller’s rights, interests and obligations arising or accruing after the Closing Date under:

(a) written contracts, purchase orders, sales orders, licenses, leases and other agreements, arrangements and understandings and set forth on Schedule 1.1.4 hereto (“Contracts”);

(b)  the Indenture, Agreement, Oil Transfer Agreement, License Agreement and Easement for Pipeline more fully described on Schedule 1.1.4 hereto (collectively, the “Lease”); and

(c) the Sublease (Wires/Pipes) more fully described on Schedule 1.1.4 hereto (“Sublease”);

1.1.5.
To the extent transferable and relating to the Facility, all of Seller’s rights, interests and obligations arising or accruing after the Closing Date under all permits and similar authorizations from any Governmental Authority set forth on Schedule 1.1.5 hereto ("Permits");

1.1.6.	To the extent transferable, all manufacturer and seller warranties of, or other claims directly related to, any goods or services provided to Seller regarding the Assets;

1.1.7.
All books, records, files or other embodiments of information wherever located, hard copy or electronic format, whether relating to past or current operations, in Seller’s possession and relating directly to the Facility (the “Records”); and

1.2	Excluded Property. Notwithstanding anything else in this Agreement, the Assets exclude the following (collectively, the “Excluded Property”):

1.2.1.	All Product Inventory;

1.2.2.	Intra-company accounts and contracts of Seller including any accounts and contracts between Seller and any of its Affiliates;

1.2.3.	Cash or bank accounts of Seller;

1.2.4.	Accounts receivable, notes receivable and employee receivables;

1.2.5.
Proprietary trade names, trademarks, service marks, logos, trade dress, insignia, and imprints of Seller and all signs whose purpose is to display any of the foregoing and all forms and documents which incorporate any of the foregoing;

1.2.6.	The items of personal property that are listed on Schedule 1.2.6 (collectively, the “Excluded Personal Property”);

1.2.7.	All Intellectual Property;

1.2.8.
All rights to any of Seller’s claims (whether or not filed) for any federal, state, local, or foreign Income Tax or Tax refunds or carrybacks except claims for refunds or carrybacks relating to Taxes assumed by, prorated to or paid by Purchaser;

1.2.9.
The following documents:  (A) all minute books, tax returns, partnership documents of Seller or any of its Affiliates as well as other business records or related documents of Seller or any of its Affiliates that are not related to the Assets; and (B) all Records that (i) are proprietary in nature, (ii) are covered by the attorney-client privilege or work product doctrine (other than Records which relate to any Assumed Liability), (iii) are not readily severable from Seller’s general records through diligent efforts, (iv) relate to employment matters for any person other than employees of Seller employed in connection with the Assets within 30 days prior to the date of this Agreement, or (v) are required by applicable Law to be retained by Seller or any of Seller’s Affiliates in its care, custody, or control; provided, however, to the extent the documents described in (v) constitute Records, copies of such Records shall be delivered to Purchaser;

1.2.10.	All rights in connection with and assets of any employee benefit or similar plans;

1.2.11.	All insurance policies and rights thereunder;

1.2.12.	The capital stock of any Affiliate of Seller;

1.2.13.
All Claims of Seller and other rights to recover monies against Third Parties, whether choate or inchoate, known or unknown, contingent or non-contingent, arising prior to, on or after the Closing Date that Seller or any of its Affiliates may have and relating to or in connection with Seller’s ownership of the Assets prior to the Closing Date; excepting therefrom Claims of Seller against Third Parties relating to the Environmental Condition of the Assets to the extent Seller is indemnified from such Claims pursuant to Article IX, and the manufacturer and seller warranties of, or other claims directly related to, any goods or services provided to Seller regarding the Assets, as described in Section 1.1.6 above.

1.2.14.	Any other properties or assets of Seller not specifically described herein as being part of the “Assets.”

1.3
As-Is Sale.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL ASSETS TO BE CONVEYED HEREUNDER WILL BE CONVEYED ON AN “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” BASIS AT THE CLOSING, INCLUDING ANY ENVIRONMENTAL CONDITION, AND SELLER MAKES NO, AND HEREBY DISCLAIMS ALL OTHER, REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE PHYSICAL CONDITION, UTILITY OR OPERABILITY OF ANY OF THE ASSETS, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR PARTICULAR OR ORDINARY USES OR PURPOSES.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER HAS INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING, BUT NOT LIMITED TO, CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS MATERIALS IN, ON, OR UNDER THE ASSETS.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE ASSETS.  WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO, AND HEREBY DISCLAIMS ANY, WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO PURCHASER IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION, AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO PURCHASER ARE PROVIDED TO PURCHASER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT PURCHASER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

1.4
Use of Names.  Prior to Closing, Seller shall remove or cause to have removed the names and marks used by Seller and Seller’s Affiliates (including replacement of Seller’s and their Affiliates name and number with Purchaser’s name and designated number on any applicable pipeline markers located upon the Leased Premises) and all variations and derivations thereof and logos relating thereto from the Assets.  Purchaser shall not make any use whatsoever of those names, marks, and logos.

1.5
Exclusivity.  In the event Seller determines to offer for sale substantially all assets related to the operation of Seller’s terminal facility located in Salisbury, Maryland (collectively, the “Salisbury Assets”) at any time within one (1) year after the date of the Closing, Purchaser will have an exclusive “first look” for a period of thirty (30) days (“Exclusivity Period”) within which Purchaser may evaluate and submit an offer to purchase the Salisbury Assets.  The Exclusivity Period will commence upon the date Seller sends written notice to Purchaser of its offer to sell the Salisbury Assets.  Seller will not solicit or entertain offers from any third party relating to the sale of the Salisbury Assets until the earlier of (i) the expiration of the Exclusivity Period or (ii) date on which Purchaser notifies Seller that it will not proceed with a due diligence investigation or negotiations toward the acquisition of the Salisbury Assets.

ARTICLE II
PURCHASE PRICE

2.1
Deposit. Purchaser shall pay to Seller, by wire transfer or delivery of other immediately available funds, a non-refundable deposit against the Purchase Price of the Assets in an amount equal to $75,000 (the “Deposit”).  Seller hereby acknowledges receipt of the Deposit upon the signing of the Letter of Interest between the parties dated January 27, 2010 (“LOI”).  In the event the Closing should not occur for any reason (other than due to Seller’s breach of this Agreement), Seller will retain the Deposit as a break-up fee.  Seller and Purchaser hereby acknowledge and agree that the Deposit constitutes consideration for the exclusivity set forth in the LOI between the parties dated January 27, 2010, and in part reflects a fair and reasonable monetary estimate of the substantial time, effort and resources Seller will expend in connection with the negotiation of the acquisition.  In the event the Closing occurs, the Deposit shall be credited against the Purchase Price.

2.2	Purchase Price; Payment.

2.2.1.
The purchase price to be paid by Purchaser for the transfer, sale and assignment by Seller of the Assets shall be the sum of One Million Eight Hundred Thousand and No/100 Dollars ($1,800,000) (hereinafter referred to as the “Purchase Price”), payable at the Closing, and subject to the provisions of Section 2.2.3 below.

2.2.2.
At the Closing, Purchaser shall pay the Purchase Price  to Seller by wire transfer of immediately available funds to the account of Seller, written notice of which account shall have been provided to Purchaser not less than one (1) business day prior to the Closing.

2.2.3.
Seller and Purchaser each agree to use commercially reasonable efforts to obtain a new lease agreement with the Georgia Ports Authority in Purchaser’s name prior to expiration of the Lease on September 4, 2012 (“Lease Expiration Date”).  If Purchaser is unable to (a) enter into a new lease agreement, (b) otherwise extend the term of the Lease, or (c) obtain rights and privileges substantially similar to those under the Lease, in any event, for a term of not less than one (1) year, prior to the expiration thereof, Seller will, within thirty (30) days of the expiry of the Lease, remit to Purchaser the sum of Five Hundred Thousand and No/100 Dollars ($500,000) (the “Purchase Price Discount”) in immediately available funds as a reduction in the Purchase Price; provided, however, in the event Purchaser directly or indirectly obtains rights to access and use the real property covered by the Lease at any time within one (1) year after the Lease Expiration Date, Purchaser shall promptly remit the full amount of the Purchase Price Discount to Seller.

2.3
Allocation of Purchase Price for Tax Purposes.  Seller and Purchaser agree that the proper allocation for purposes of IRS Form 8594 of amounts paid in connection with the transactions contemplated hereunder is as set forth in Schedule 2.3, and the parties shall file IRS Form 8594 consistently with the terms of same.

ARTICLE III
RETAINED LIABILITIES; ASSUMED LIABILITIES; PURCHASER’S RELEASE

3.1	Seller’s Retained Liabilities. Seller shall retain and shall pay and discharge when due only the following Liabilities (collectively, the “Retained Liabilities”):

3.1.1.
any Liability for: (i) salary, wages and benefits for any current or former employees of Seller pertaining to their employment by Seller at the Facility prior to the Closing Date, including any accrued and unused vacation entitlement for the Employee, or (ii) any violations of law by Seller relating to the hiring, employment or termination of employment of any current or former employees of Seller pertaining to their employment by Seller at the Facility prior to the Closing Date;

3.1.2.	all costs for property furnished or services rendered to or for the benefit of the Assets prior to the Closing Date;

3.1.3.
any (1) Liability of Seller and its Affiliates for Income Taxes and (2) Liability of Seller for Taxes arising during, or relating to, any period (or portion thereof), through and including the Closing Date and which result from Seller’s operation of the Facility or ownership of the Assets prior to the Closing Date; provided, however, that Purchaser shall assume responsibility for payment of only those Taxes set forth in Section 4.4.2;

3.1.4.	any Liability arising out of or related to the Excluded Property;

3.1.5.	any Liability arising out of or related to Pre-Closing Offsite Disposal;

3.1.6.	any Liability arising out of or related to the exposure of any Seller Employee at any time to any Hazardous Materials to the extent existing at or released from the Facility prior to the Closing Date;

3.1.7.
any Liability, other than an Environmental Liability, arising under any of the Contracts, Licenses or Permits to the extent such Liability has accrued prior to the Closing Date, including without limitation any charges for liquid transfers, wharfage, dockage and minimum volume guaranties under the Lease;

3.1.8.
any Liability, other than an Environmental Liability, with respect to litigation pending against Seller as of the Closing Date related in any manner to the Facility or the Assets or defending or prosecuting the same.

3.2
Purchaser’s Assumed Liabilities.  Upon Closing, Purchaser, without further action by Purchaser or Seller, shall assume and be solely liable for the following Liabilities (the foregoing collectively referred to herein as the “Assumed Liabilities”):

3.2.1.	any Liability under any and all of the Contracts, Licenses and Permits arising after the Closing Date, except as set forth in Section 3.1.7 above;

3.2.2.
All Environmental Liabilities arising from the ownership or operation of the Terminal by Seller, or any predecessor or successor thereto, prior to, on or after the Closing Date, except as expressly set forth in Sections 3.1.5 and 3.1.6 above, including without limitation:

3.2.2.1 any Liability under Environmental Law to perform Corrective Action of any Environmental Condition;

3.2.2.2 any Liability arising out of or related to any enforcement action brought by a Governmental Authority that shall have commenced after the Closing Date to the extent the same relate to, result from or arise out of the Facility’s non-compliance with Environmental Laws prior to the Closing Date;

3.2.2.3 any Liability arising out of or related to a Release of Hazardous Materials pursuant to a Proceeding brought by a Third Party to the extent the same relate to, result from, or arise out of Seller’s ownership or operation of the Facility prior to the Closing Date, but excluding any such Liability to the extent expressly set forth in Section 3.1.5 and Section 3.1.6;

3.2.2.4 any Liability arising out of or related to the exposure of any natural person at any time to any Hazardous Material to the extent existing at or released from the Facility prior to, on or after the Closing Date, but excluding any such Liability to the extent expressly set forth in Section 3.1.6;

3.2.3.
any Liability arising out of or related to the operation of the Facility or the ownership of the Assets, whether arising prior to, on or after the Closing Date, including any Liability arising out of or related to the condition of the Assets prior to or at the time of Closing, but excluding the Retained Liabilities.

3.3
Release.  Upon the terms and subject to the conditions of this Agreement, without any further action by Purchaser or Seller, (i) Purchaser agrees from and after the Closing that Purchaser shall pay, perform and discharge when due, whether based in whole or in part on violation of Laws, strict liability, contract, willful misconduct, ordinary or gross negligence of Seller, the Assumed Liabilities; and (ii) Seller agrees from and after the Closing that Seller shall pay, perform and discharge when due, whether based in whole or in part on violation of Laws, strict liability, contract, willful misconduct, ordinary or gross negligence of Purchaser, the Retained Liabilities.  Effective as of the Closing, Purchaser hereby unconditionally releases and discharges Seller, Seller’s Affiliates, and the partners, employees, officers and directors of Seller and Seller’s Affiliates, from all of the Assumed Liabilities, and Seller hereby unconditionally releases and discharges Purchaser, Purchaser’s Affiliates, and the partners, members, managers, employees, shareholders, officers and directors of Purchaser and Purchaser’s Affiliates, from all of the Retained Liabilities.

ARTICLE IV
CLOSING

4.1
Time and Place.  The closing of the transaction contemplated hereby (the “Closing”) shall be held on May 31, 2010 at the offices of Milling Benson Woodward LLP, 909 Poydras Street, Suite 2300, New Orleans, Louisiana, unless another time, place or date is agreed to in writing by the parties hereto (the day of the Closing being referred to herein as the “Closing Date”).  If the Closing does not occur by May 31, 2010, a party that is not then in material default under this Agreement may, by written notice to the other party, terminate this Agreement without further obligation to the other party in accordance with Section 16.1 below.  Notwithstanding the foregoing, in the event the Closing cannot occur by the Closing Date due to Seller’s inability to obtain the signatures of Georgia Ports Authority, the City of Brunswick or Glynn County’s on the Assignment and Assumption of Lease, or CSX Transportation, Inc.’s and Norfolk Southern Railway Company’s signatures on an assignment and assumption of the Sublease , or a new sublease agreement with terms substantially similar that Sublease, then the Closing Date shall be extended for a period of up to ninety (90) days to allow Seller to obtain such signatures.

4.2	Seller’s Deliveries. At the Closing, Seller shall deliver to Purchaser the following:

4.2.1.
an Assignment and Assumption of Lease Agreement substantially in the form attached hereto as Exhibit B (“Assignment and Assumption of Lease Agreement”), executed by Seller and the Georgia Ports Authority;

4.2.2.	an Assignment and Bill of Sale for the Appurtenant Equipment and Personal Property substantially in the form attached hereto as Exhibit C (“Assignment and Bill of Sale”), executed by Seller;

4.2.3.	an Assignment and Assumption of Permits and Contracts substantially in the form attached hereto as Exhibit D (“Assignment and Assumption of Permits and Contracts”), executed by Seller;

4.2.4.	an Assumption and Release Agreement substantially in the form attached hereto as Exhibit E (“Assumption and Release Agreement”), executed by Seller;

4.2.5.	a Sublease substantially in the form attached hereto as Exhibit F (“Sublease”), executed by Seller, CSX Terminals, Inc., Norfolk Southern Railway Company and Georgia Ports Authority;

4.2.6.	possession of the Assets, subject to the Permitted Liens;

4.2.7.
certified copies of appropriate partnership action by Seller authorizing the transactions contemplated by this Agreement and authorizing the person(s) executing the documents referenced in this Section 4.2 to enter into this Agreement and such other documents on behalf of Seller;

4.2.8.
a certificate that the representations and warranties made by Seller in this Agreement are true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date.

4.3	Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Seller the following:

4.3.1.
the Purchase Price in immediately available funds in accordance with Section 2.1, together with the reimbursement to Seller in immediately available funds for Purchaser’s share of any applicable Transfer Taxes as provided in Section 4.4.2;

4.3.2.	the Assignment and Assumption of Lease Agreement substantially in the form attached hereto as Exhibit B, executed by Purchaser;

4.3.3.	the Assignment and Bill of Sale substantially in the form attached hereto as Exhibit C, executed by Purchaser;

4.3.4.	the Assignment and Assumption of Permits and Contracts substantially in the form attached hereto as Exhibit D, executed by Purchaser;

4.3.5.	the Assumption and Release Agreement substantially in the form attached hereto as Exhibit E, executed by Purchaser;

4.3.6.	the Sublease substantially in the form attached hereto as Exhibit F, executed by Purchaser;

4.3.7.	the Guaranty substantially in the form attached hereto as Exhibit G, executed by Blackwater Midstream Corp., as guarantor;

4.3.8.
certified copies of appropriate corporate action by Purchaser authorizing the transactions contemplated by this Agreement and authorizing the person(s) executing the documents referenced in this Section 4.3 to enter into this Agreement and such other documents on behalf of Purchaser;

4.3.9.
a certificate that the representations and warranties made by Purchaser in this Agreement are true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date.

4.4	Apportionment of Taxes, Utilities and other Expenses.

4.4.1.
The following items relating to the Assets: (i) general real estate ad valorem taxes for the then current fiscal year, (ii) personal property taxes, (iii) charges for utilities or municipal charges, and (iv) other prepaid expenses related to the Assets and their operations (collectively, “Expenses”), shall be prorated as of the Closing Date and shall be adjusted at the Closing.  Subject to such pro-ration, Seller shall pay all Expenses assessed against the Assets for periods on or before the Closing Date; provided, however, that if any Expenses are payable in installments, Seller shall be responsible for paying only that portion of such installments to the extent applicable to periods prior to the Closing Date.  Subject to such pro-ration, Purchaser shall pay all Expenses assessed against the Assets for all periods after the Closing Date.  Notwithstanding the foregoing, Seller shall pay all special assessments levied prior to the Closing, but only to the extent Seller received notice of same prior to the Closing and to the extent such assessments are attributable to pre-Closing ownership and operation of the Facility.

4.4.2.
Purchaser shall pay and assume all Liabilities for applicable sales tax, documentary or other similar transfer tax, real property filing fees and other similar Taxes (other than Income Taxes) (collectively, “Transfer Taxes”), whether imposed on Seller or Purchaser, and whether paid with a return or imposed by a Governmental Authority upon audit or otherwise, arising directly from the transfer of Assets contemplated by this Agreement.

4.4.3.
If any of the Expenses to be apportioned in Section 4.4.1 are not readily ascertainable as of the time of Closing, such apportionments shall, to the extent necessary, be based on the parties’ reasonable estimate thereof.  The parties shall cooperate with each other in making the calculations upon which any Expenses are to be allocated in favor of Seller or Purchaser, as the case may be.  Such apportionments made on the basis of estimates shall be recalculated promptly after the availability of required information, but in any event within six (6) months of the Closing Date, and any overpayments or underpayments due a party shall be adjusted by suitable payment from the applicable party.

4.4.4.
After the Closing Date, if either Purchaser or Seller (as applicable, the “Receiving Party”) receives a bill for Expenses that covers periods both before and after the Closing Date, the Receiving Party shall either (a) pay such bill in its entirety and invoice the other party (the “Sharing Party”) for the portion of the Expenses payable by such other party in accordance with the principles of proration set forth in Section 4.4.1, in which event the Sharing Party shall promptly reimburse the Receiving Party receiving such invoice, or (b) if the Sharing Party is primarily responsible for payment as prorated pursuant to Section 4.4.1, forward a copy of such bill to the Sharing Party within 10 days of receipt and pay that portion of the Expenses payable by it in accordance with the principles of proration set forth in Section 4.4.1, in which event the Sharing Party shall timely pay its portion of the bill directly.  After the Closing Date, if a Receiving Party receives a bill for Expenses that covers only a period for which the Receiving Party is not responsible under the terms of this Agreement, then the Receiving Party shall forward the bill to the party who is responsible for such Expenses in accordance with the terms of this Agreement (the “Obligated Party”) for payment directly by the Obligated Party.  The Obligated Party shall pay such bill in timely fashion (except to the extent that it is being protested through proper procedures and the Obligated Party uses reasonable best efforts to cause the Governmental Authority or other person issuing such bill to correct the name on the account, and the Obligated Party shall pay any amount found to be its responsibility).

4.4.5.
Any refunds received in respect of Expenses apportioned pursuant to this Section 4.4 shall be paid to the party to whom such Expenses are apportioned pursuant to this Section 4.4 if received from the payor by another party.

4.4.6.
Seller and Purchaser will provide each other with such cooperation and information as each may reasonably request of the other with regard to the preparation and filing of returns, or the conduct of an audit or other proceeding in respect of Taxes.

ARTICLE V
CONDITIONS PRECEDENT TO CLOSING

Subject to the terms hereof, the obligations of Seller and Purchaser at the Closing are subject to the satisfaction or waiver at or prior to the Closing of each of the respective conditions set forth below.

5.1.	Conditions to Purchaser’s Obligations. The obligations of Purchaser at the Closing are subject to the satisfaction prior to or at the Closing of each of the following conditions:

5.1.1.
Seller shall have performed (a) in all respects those covenants required by this Agreement to be performed by it at or prior to the Closing that are not qualified by materiality, and (b) in all material respects those covenants required by this Agreement that are qualified by materiality to be performed by it at or prior to the Closing;

5.1.2.
Seller shall have delivered, or caused to be delivered, to Purchaser all agreements, instruments, certificates and documents required to be so delivered under this Agreement, including those listed in Section 4.2;

There shall not have been any material adverse change with respect to the condition of the Assets, and all of Seller’s representations and warranties set forth in Article VI shall remain true and correct in all material respects as at the Closing;

5.1.3.	There shall not be in effect any Order barring the consummation of the transactions contemplated by this Agreement; and

5.1.4.
There shall not have been issued any notice of violations of city, county, state, federal, building, land use, fire, health, safety, environmental, hazardous materials or other governmental or public agency codes, ordinances, regulations, or orders with respect to the Facility that are individually or in the aggregate material to the continued operation of the Business.

5.2.	Conditions to Seller’s Obligations. The obligations of Seller at the Closing are subject to the satisfaction prior to or at the Closing of each of the following conditions:

5.2.1.
Purchaser shall have performed (a) in all respects those covenants required by this Agreement to be performed by it at or prior to the Closing that are not qualified by materiality, and (b) in all material respects those covenants required by this Agreement to be performed by it at or prior to the Closing that are qualified by materiality;

5.2.2.
Purchaser shall have delivered to Seller the Purchase Price and all agreements, instruments, certificates and documents required to be so delivered under this Agreement or any related agreement between the parties, including those listed in Section 4.3; and

5.2.3.	There shall not be in effect any Order barring the consummation of the transactions contemplated by this Agreement.

ARTICLE VI
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller hereby warrants and represents to Purchaser that, except as set forth on the schedules attached hereto:

6.1
Organization.  Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign limited partnership under the laws of the State of Georgia.

6.2
Authority; Enforceability.  Seller has the power and authority to execute and deliver this Agreement and each agreement and instrument delivered or to be delivered by Seller pursuant hereto, and to carry out its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Seller, and the consummation of the transactions provided for hereby and thereby, have been duly authorized and approved by all requisite partnership action of Seller, and no other act or proceeding on the part of Seller or its Affiliates is necessary to authorize the execution, delivery or performance of this Agreement or of such other agreements and instruments, or the transactions contemplated hereby or thereby; and each of this Agreement and such agreements and instruments is, or upon its execution and delivery will be, legal, valid, binding and enforceable against Seller in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and other laws of general application relating to creditors’ rights and equitable remedies.

6.3	Title to Assets. Seller has good and marketable title to the Assets, free and clear of all Liens other than Permitted Liens.

6.4
No Breach.  The execution and delivery of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Seller, and the consummation of the transactions provided for hereby and thereby and the compliance by Seller with any of the provisions hereof or thereof does not and will not violate, or conflict with, or result in a breach of, any provisions of the constituent documents of Seller

6.5
Contracts, Lease and Sublease.  Schedule 1.1.4 sets forth a list of Contracts, Lease and Sublease in effect on the date of this Agreement to which Seller is a party or is bound that relate to the Assets.   To Seller’s knowledge, neither Seller nor any other party is in or has given notice of breach of any of the Contracts, Lease or Sublease.  To Seller’s knowledge, (i) each of the Contracts, Lease and Sublease are valid and enforceable and assignable to Purchaser without the consent of any other person except as set forth on Schedule 6.5, and (ii) no circumstance exists that with or without notice or lapse of time would give rise to a breach of any of the Contracts, Lease or Sublease.

6.6
Actions and Proceedings.  Except as set forth on Schedule 6.6, there is no action, suit, investigation, judicial or administrative proceeding, or arbitration pending, or, to Seller’s knowledge, threatened, against Seller or any of its Affiliates involving any of the Assets that would reasonably be expected to have a material adverse effect on the Assets. There is no judgment, decree, injunction, order, determination or award of any Governmental Authority outstanding against Seller (other than general regulatory orders applicable to businesses of the type operated by Seller) that would reasonably be expected to have a material adverse effect on the Assets. Schedule 6.6 sets forth a list of all pending or threatened actions, suits, investigations, judicial or administrative proceedings, and arbitrations against Seller involving any of the Assets and known to Seller.

6.7
Brokers.  All negotiations relating to this Agreement, the agreements and instruments delivered pursuant hereto, and the transactions contemplated hereby and thereby have been carried on without the intervention of any person acting on behalf of Seller or its Affiliates in such manner as to give rise to any valid claim against Purchaser for any broker’s or finder’s fee or similar compensation in connection with the transactions contemplated hereby or thereby.

6.8	Compliance with Laws and Permits. To Seller’s knowledge, Seller and the Assets are in compliance in all material respects with all applicable Laws in connection with the operation of the Assets..

6.9
Employee Matters.  Schedule 6.9 contains a complete listing of all employees that are employed by Seller in connection with the Assets, together with information regarding length of service for each such employee.  Seller is not party to any collective bargaining agreement or similar agreement with respect to employees of Seller employed at the Facility.  There is no labor strike, slowdown, work stoppage or lockout in effect or, to Seller’s knowledge, threatened against or otherwise affecting the employees of Seller involved in the operation of the Assets.

6.10	ERISA.

Except as set forth on Schedule 6.10:

6.10.1
Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

6.10.2
There is no material or pending proceeding by any Governmental Entity relating to any Employee Benefit Plan.  Neither Seller nor any fiduciary of any Employee Benefit Plan has engaged in a transaction with respect to any such plan that could subject Seller or Purchaser to a tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA.

6.10.3
Except for continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement other than as described in the Employee Benefit Plans.

6.11
Taxes.  All Tax returns, information returns and statements, forms and reports required by any Governmental Authority to be filed by Seller and relating to Taxes to which Seller is subject in respect of any Tax period ending on or before the Closing Date have been or will be properly filed when due, and all Taxes shown or required to be shown thereon to be due and payable have been or will be timely paid.   There are no Liens for Taxes upon any of the Assets, except for Liens for Taxes not yet due and payable.

6.12
Solvency.  Seller is not now insolvent, nor will it be rendered insolvent as a result of the consummation of the transactions contemplated by this Agreement.  There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Seller, threatened against Seller.

6.13
Due Diligence Materials.  To Seller’s knowledge, Seller has provided true, complete and correct copies of all records and documentation in its possession and relating to the Facility and the Assets that have been requested by Purchaser.

6.14
Books of Account.  The financial books, records and accounts of Seller with respect to the Assets, to the extent the same have been furnished to Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with Seller’s normal business practices.  The books, records and accounts of Seller relating to the Assets and operation of the Facility accurately and fairly reflect the transactions and the assets and liabilities associated with the Assets, operation of the Facility and conduct of Seller’s business, and with respect thereto, Seller has not engaged in any transaction, maintained any bank account or used any of its funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Seller.

ARTICLE VII
PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser hereby warrants and represents to Seller that:

7.1	Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia.

7.2
Authority; Enforceability.  Purchaser has the power and authority to execute and deliver this Agreement and each agreement and instrument delivered or to be delivered by Purchaser pursuant hereto, and to carry out its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Purchaser, and the consummation of the transactions provided for hereby and thereby, have been duly authorized and approved by all requisite partnership action of Purchaser, and no other act or proceeding on the part of Purchaser or its Affiliates is necessary to authorize the execution, delivery or performance of this Agreement or of such other agreements and instruments, or of the transactions contemplated hereby or thereby; and each of this Agreement and such agreements and instruments is, or upon its execution and delivery will be, legal, valid, binding and enforceable against Purchaser in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and other laws of general application relating to creditor’s rights and equitable remedies.

7.3
No Breach.  The execution and delivery of this Agreement and each agreement and instrument delivered or to be delivered pursuant hereto by Purchaser, and the consummation of the transactions provided for hereby and thereby and the compliance by Purchaser with any of the provisions hereof or thereof does not and will not violate, or conflict with, or result in a breach of, any provisions of the constituent documents of Purchaser.

7.4
Brokers.  All negotiations relating to this Agreement, the agreements and instruments delivered pursuant hereto, and the transactions contemplated hereby and thereby have been carried on without the intervention of any person acting on behalf of Purchaser or its Affiliates in such manner as to give rise to any valid claim against Seller for any broker’s or finder’s fee or similar compensation in connection with the transactions contemplated hereby or thereby.

ARTICLE VIII

[Intentionally Left Blank]

ARTICLE IX
INDEMNIFICATION

9.1
Indemnification Obligations.  Seller and Purchaser (each, as the case may be, an “Indemnitor”) each shall release, defend, indemnify and hold harmless the other and its respective Affiliates, as well as the partners, officers, directors, members, managers, agents and employees of any of them (each, as the case may be, an “Indemnitee”), from and against each and every Loss, which results from, arises out of or is attributable in any way to any of the following:

9.1.1	Liability expressly assumed or retained by the Indemnitor pursuant to this Agreement;

9.1.2	any inaccuracy or breach of a representation or warranty made by the Indemnitor in this Agreement or in documents delivered by the Indemnitor at the Closing; and

9.1.3	any non-fulfillment or breach of the obligations, covenants or agreements made by the Indemnitor in this Agreement or in documents delivered by the Indemnitor at the Closing.

9.2	Procedures.

9.2.1
In the event that any officer or registered agent of Indemnitee receives actual notice of any written claim by a Third Party (each, a “Third Party Claim”) giving rise to a right of indemnification of such Indemnitee hereunder, the Indemnitee shall, within sixty (60) days after receipt of such notice, give written notice thereof to the Indemnitor setting forth the facts and circumstances giving rise to such claim for indemnification and shall tender the defense of such claim to the Indemnitor.  If the Indemnitee fails to give such notice and tender such defense within such 60-day period, the Indemnitee shall be solely responsible for any Loss with respect to such claim to the extent the Loss is attributable to such failure; but failure to give such notice and tender such defense within such 60-day period shall not result in a forfeiture or waiver of any rights to indemnification for any Loss with respect to such claim to the extent the Loss is not attributable to such failure.

9.2.2
The Indemnitor shall be solely responsible for selecting the attorneys to defend any matter subject to indemnification and/or taking all actions necessary or appropriate to resolve, defend, and/or settle such matters, and shall be entitled to contest, on its own behalf and on the Indemnitee’s behalf, the existence or amount of any obligation, cost, expense, debt or liability giving rise to such claim.  The Indemnitor shall keep the Indemnitee fully and timely informed as to actions taken on such matters.  The Indemnitee shall cooperate fully with the Indemnitor and its counsel and shall provide them reasonable access to the Indemnitee’s employees, consultants, agents, attorneys, accountants, and files to the extent necessary or appropriate to defend or resolve the matter, the Indemnitor reimbursing the Indemnitee with respect to the cost of any such access.  The Indemnitee shall have the right, but not the duty, to participate with attorneys of its own choosing, at its own expense, in the defense of any Loss for which the Indemnitor is obligated to defend and indemnify it, and to approve any settlement that may give rise to a Loss on the part of Indemnitee, without relieving the Indemnitor of any obligations hereunder.

9.3
Certain Limitations.  Notwithstanding anything to the contrary in this Article IX or elsewhere in this Agreement, the Indemnitor shall not have any obligation with respect to Losses subject to indemnification by the Indemnitor hereunder as a result of a breach(es) of representations or warranties unless the cumulative, aggregate amount of all such Losses exceeds or is reasonably expected to exceed $25,000 (the “Basket Amount”), in which case only the excess shall be subject to indemnification under this Article IX.  In no event shall either party’s indemnification obligation exceed $275,000, except as to Seller for Losses arising from Retained Liabilities and as to Purchaser for Losses arising from the Assumed Liabilities, for which such party’s indemnification obligation shall not be limited in amount or subject to the Basket Amount.  To the extent Losses are incurred as a result of claims of a Third Party and such Third Party is determined to be entitled to consequential, special, punitive or indirect damages, the Indemnitee shall be entitled to indemnification against such damages notwithstanding the exclusion of such damages generally from the definition of “Losses.”  Notwithstanding anything to the contrary in this Article IX or elsewhere in this Agreement, Seller will not have any Liability under this Article IX for Losses resulting from a breach of any representation or warranty made in this Agreement or any certificate or document delivered by Seller pursuant to this Agreement if Purchaser had knowledge that such representation or warranty was not true in any material respect and failed to disclose such knowledge prior to Closing.

9.4
Exclusive Remedy.  Except as otherwise provided in Article XVI, the indemnification provided for in this Article IX shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party to this Agreement with respect to any provision of this Agreement, the transactions contemplated by this Agreement and/or any document, agreement or instrument delivered in connection with or pursuant to this Agreement; provided, however, that nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of this Agreement or any such other document or instrument.  Each party hereby waives, to the fullest extent permitted under applicable law, any and all other rights, claims and causes of action, known or unknown, it or any indemnified person may have against the other party relating to this Agreement or the transactions pursuant to this Agreement.  Any indemnity payment under this Article IX shall be treated as an adjustment to the Purchase Price for tax purposes unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for U.S. Federal income tax purposes.

9.5
Direct Claims.  In any case in which an Indemnitee seeks indemnification hereunder and no Third Party Claim is involved, the Indemnitee shall notify the Indemnitor in writing of any Losses which such Indemnitee claims is subject to indemnification pursuant to this Article IX.  The notice shall describe the indemnification sought in reasonable detail to the extent known and shall indicate the amount (estimated, if necessary, and if then estimable) of the Losses that have been or may be suffered.  Subject to the limitations otherwise set forth in this Article IX, the failure of the Indemnitee to exercise reasonable diligence in providing such notification shall not amount to a waiver of such claim except to the extent the resulting delay materially prejudices the position of the Indemnitor with respect to such claim.

ARTICLE X
RECORDS & ACCESS

10.1
Seller’s Rights to Records.  From and after the Closing Date, Purchaser will afford to Seller and its authorized representatives reasonable access during normal business hours to any records related to the Facility or the Assets in the possession of Purchaser, and, if requested, will furnish to Seller such additional information and cooperate with Seller in such other respects, including the making of employees available to Seller (at Seller’s expense) as witnesses or deponents, as Seller may reasonably request for purposes of (a) financial reporting, (b) tax or similar purposes, (c) investigating Claims or conducting Litigation, or (d) in connection with the Retained Liabilities.

10.2
Preservation of Records.  Purchaser and Seller shall not destroy or otherwise dispose of any records acquired, removed, or retained hereunder for a period of seven (7) years following the Closing Date or such longer period as required by applicable regulations, laws, statutes, or court orders, except upon 30 days prior written notice to the other party (upon receipt of such notice, the other party (the “Receiving Party”) may elect that such records be transferred to the Receiving Party at the sole cost and expense of the Receiving Party).  During such seven year period, Seller and Purchaser shall make such records available to the other party or its authorized representatives (at such other party’s sole expense) upon reasonable request for any business, legal or technical need in a manner which does not unreasonably interfere with the record holder’s business operations.

10.3
SEC Compliance.  In the event that Purchaser reasonably determines that it is subject to Section 210.3-05 of Regulation S-X requiring submission of audited financial statements for the Terminal for the three (3) years prior to the closing, Seller will provide Purchaser, at Purchaser's expense, such financial information as may be necessary to enable Purchaser to comply with the said regulation.

ARTICLE XI
SELLER’S INTERIM OPERATIONS; CASUALTY; CONDEMNATION

11.1
Interim Operations.  From and after the date of this Agreement and until the Closing, Seller shall conduct its business related to the Assets in all material respects in the ordinary course of business and shall use commercially reasonable efforts to:

11.1.1
preserve intact its operations, including but not limited to its books and records and business relationships with customers, suppliers and others with whom it has business relationships and keep available its key employees involved in the operation of the Assets;

11.1.2	maintain in effect all Permits, including all Permits that are required for Seller to carry on the operations of the Assets;

11.1.3	maintain and repair all of the material Assets in a manner consistent with past practices; and

11.1.4	maintain employee wages, compensation and benefits in a manner consistent with past practices.

11.2	Casualty or Condemnation.

11.2.1
Seller shall give Purchaser prompt notice of (i) any fire or other casualty substantially affecting a material portion of the Assets (a “Casualty”) between the date of this Agreement and the Closing Date and (ii) any actual, pending or proposed condemnation of any portion of the Assets, as to which Seller have received written notice from the condemning authority (“Taking”).

11.2.2
In the event the Assets suffer a Casualty subsequent to the date of this Agreement, but prior to the Closing Date, Purchaser’s obligation to close hereunder shall not be affected except as provided below in this Section 11.2.2, and Seller shall elect to either (i) prior to Closing, repair fully or make adequate provision for the full repair of such Assets to at least their prior condition, (ii) terminate this Agreement in accordance with Article XVI below without further Liability between the parties, or (iii)  provide Purchaser with a credit against the Purchase Price in an amount agreed upon by Seller and Purchaser to represent the reduction in the value of the Assets by reason of the Casualty, taking into account any repairs actually made by Seller to such Assets prior to the Closing Date.  However, if Seller shall have elected to provide Purchaser with a credit against the Purchase Price as provided in clause (iii) above, Purchaser may terminate this Agreement prior to the Closing by notice to Seller if the amount of the reduction in the Purchase Price caused by the Casualty exceeds $250,000. In the event Seller exercises its option under clause (i) above, Closing may be delayed until June 30, 2010 to allow for the necessary repairs, at which point, if said repairs have not been completed, Seller shall be deemed to have exercised its option under (iii) above, and the Closing shall occur on such date.

11.2.3
In the event of a Taking, Purchaser’s obligation to close hereunder shall not be affected unless the amount of the reduction in the value of the Assets by reason of the Taking exceeds $150,000.  In the event of any Taking that does not result in a termination of this Agreement, all sums of money (or other consideration) awarded as damages or otherwise received on account of such Taking shall be applied as a credit to Purchaser to the Purchase Price, and all claims for any such award shall be assigned to Purchaser.

ARTICLE XII
PUBLICITY

At all times prior to the Closing, no party will make any press release or other public statement concerning this Agreement or the transactions contemplated hereby, except upon mutual agreement, or as required by law.  No public statement or third-party disclosure will be made without advance notice to and prior approval of the other party.  No such approval will be unreasonably withheld or delayed.

ARTICLE XIII
EMPLOYEE MATTERS

Purchaser agrees (i) to offer employment to the persons listed on Schedule 6.9 (“Transferred Employees”) on terms and conditions substantially equivalent to those applied to Purchaser’s current employees who are similarly situated; and (ii) to recognize all periods of prior service of such Transferred Employees with the Seller for purposes of vesting and eligibility in respect of any employee benefit plan or arrangement and any other severance, vacation or other employee benefit.  Purchaser further agrees that it will take no employment action, including any plant closing, mass layoff, change of conditions of employment, or employment loss within the meaning of the WARN Act, for a period of at least ninety (90) days after Closing, which causes Losses to Seller under the Worker Adjustment Retraining Notification Act, 29 U.S.C. Sec. 2101 et. seq.  Purchaser shall employ each Transferred Employee who accepts employment with Purchaser for a period of at least 12 months beginning on the Closing Date, except to the extent any such Transferred Employee is earlier terminated for cause or voluntarily terminates employment with Purchaser.  Following the Closing, Seller agrees to maintain in full force and effect any group health plan in force immediately prior to Closing and provide continuation coverage to any Transferred Employee electing such coverage under COBRA.

ARTICLE XIV
TRANSFER OF PERMITS AND ASSIGNMENT OF CONTRACTS

Seller and Purchaser agree to use their commercially reasonable efforts to satisfy, prior to Closing, any preconditions to the transfer of the Permits, Licenses, Contracts, Lease and Sublease from Seller to Purchaser.  If there are prohibitions against, or conditions to, the conveyance of any Permits, Licenses, Contracts, Lease or Sublease without the prior written consent of Third Parties either as a result of the provisions thereof or the requirements of applicable Law, and such written consents are not obtained at or prior to the Closing, then (i) any provision contained in this Agreement to the contrary notwithstanding, the transfer of title to, or interest in, such Licenses, Permits, Contracts, Lease or Sublease pursuant to this Agreement shall not become effective unless and until such consent requirement is satisfied, waived or no longer applies, (ii) until such consent requirement is satisfied, waived or no longer applies, Seller shall (without infringing the legal rights of any third party, breaching any such License, Permit, or Contract or violating any Law) provide Purchaser with the equivalent benefits of the Permit, License, Contract, Lease or Sublease by subcontract, sublease or otherwise, on the condition that Purchaser shall cooperate and assist in such efforts and provide such services or perform such acts as may be reasonably required to enable Seller to provide Purchaser with such equivalent benefits, and Purchaser shall bear all economic burdens and other Liabilities of Seller regarding this post-Closing period under the Permit, License, Contract, Lease or Sublease notwithstanding the fact that the same has not been transferred to Purchaser, and (iii) except in the event Seller’s rights and interests under the Lease or Sublease cannot be timely transferred (or a new agreement on comparable terms is not entered into directly with Purchaser and such Third Party at Closing), Closing shall not be delayed pending satisfaction, waiver or expiration of such consent requirement.  When and if such consent requirement is so satisfied, waived or no longer applies, to the extent permitted by applicable Law, the assignment of such Permits, Licenses, Contracts, Lease or Sublease shall become effective automatically as of the Closing Date, without further action on the part of Seller or Purchaser and without payment of further consideration.  After Closing, Seller shall reasonably cooperate with Purchaser, at Purchaser’s request and expense, to procure the transfer of any Permits, Licenses and Contracts not transferred to Purchaser prior to Closing.

ARTICLE XV
COVENANTS

15.1
Cooperation.  Each of the parties shall assist and cooperate with one another in all due diligence efforts and shall further assist and cooperate with one another to effect promptly and shall give any notices to make any filings with, and use its respective reasonable best efforts to obtain all consents, approvals, and authorizations of or any exemptions by, all Governmental Authorities in connection with the transactions contemplated by this Agreement.

15.2
Agreements.  In the event any Contract’s express term expires pursuant to its express provisions prior to the Closing, Seller shall provide immediate notice thereof to Purchaser, Seller shall not renew that Contract for a fixed contract term, and shall use commercially reasonable efforts to continue such Contract on a month-to-month basis, unless otherwise directed in writing by Purchaser.

15.3
Transition.  To the extent consistent with applicable Laws, each of the parties shall reasonably cooperate with each other and shall cause its officers, employees, agents and representatives to reasonably cooperate with each other for a period of thirty (30) days after Closing, or such longer period as Purchaser may reasonably require, to ensure the orderly transition of the Assets and the Assumed Liabilities to Purchaser and to minimize the disruption to the respective businesses of the parties hereto (including the parties’ relationships with customers and suppliers) resulting from the transactions contemplated hereby.

ARTICLE XVI
TERMINATION

16.1	Termination. This Agreement may, by notice given prior to or at the Closing, be terminated as follows:

a)	by the mutual written agreement of Purchaser and Seller;

b)
by Seller upon notice to Purchaser, if any of the conditions in Section 5.2 shall have not been fulfilled by the time required or shall have become incapable of fulfillment on or prior to the Termination Date; provided, that Seller has fulfilled its obligations, if any, under such condition;

c)
by Purchaser upon notice to Seller, if any of the conditions in Section 5.1 shall have not been fulfilled by the time required or shall have become incapable of fulfillment on or prior to the Termination Date;

d)
by either Purchaser or Seller if the Closing shall not have occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before May 31, 2010 (the “Termination Date”), or such later date as the parties may agree upon in writing.

16.2
Effect of Termination.  If this Agreement is terminated pursuant to Section 16.1, the provisions contained in Article IX shall survive the termination of this Agreement.  If the Closing does not occur because of a breach by a party, then the breaching party shall be liable to the non-breaching party for all Losses suffered by the non-breaching party arising from such breach.

16.3
Survival.  The representations and warranties set forth herein shall survive the Closing.  The parties express covenants herein shall survive the Closing to the extent necessary for the applicable party to perform its post-Closing obligations hereunder.

ARTICLE XVII
BULK SALES

Seller shall pay or otherwise satisfy in the ordinary course of business (but not later than the due date thereof) any Liability in respect of trade creditors of Seller’s business with respect to the Assets that have accrued prior to the Closing Date.  Subject to the foregoing warranty, Seller and Purchaser hereby waive compliance with any applicable bulk sales or similar laws.

ARTICLE XVIII
ASSIGNMENT

This Agreement may not be assigned by any party, in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Seller’s consent is hereby given for Purchaser to assign this Agreement to an Affiliate prior to the Closing.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.  This Agreement is not intended to, and does not create, any rights in any third parties.

ARTICLE XIX
PAYMENTS

19.1
Terms of Payment.  Unless otherwise specified herein, any payment to be made hereunder shall be made in U.S. dollars by wire transfer of immediately available funds, without discount or deduction, or by such other means as the parties may agree.

19.2
Interest.  Any amount not paid by any party when due hereunder shall bear interest from the date upon which payment was due through the date of payment at a rate equal to two percent (2%) above the prime rate of interest as announced by Chase Manhattan Bank N.A. in New York City from time to time.

ARTICLE XX
NOTICES

All notices or other communications required hereunder shall be in writing, shall be addressed as specified below and shall be deemed to have been given:  (a) at the time of delivery when delivered personally; (b) upon receipt when sent by Federal Express, or similar recognized overnight service; or (c) upon completion of successful transmission (with electronic confirmation of receipt) when sent by facsimile (unless transmission is completed outside recipient’s normal working hours, in which case such notice shall be deemed given at the start of recipient’s next business day), immediately followed by U.S. posting, postage prepaid.

Seller:
NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P. c/o NuStar Energy L.P. 2330 N. Loop 1604 W. San Antonio, Texas 78248 Attn: Tommy Stuchell, Vice President Phone: (210) 918-4369 Fax: (210) 918-3521
Purchaser:

BLACKWATER GEORGIA, L.L.C.
660 Labauve Drive
Westwego, Louisiana  70094
Attn:  Frank Marrocco, Chief  Commercial Officer
Phone:  (504) 340-3000
Fax:      (504) 340-9406

with a copy to:

MILLING BENSON WOODWARD L.L.P.
909 Poydras Street, Suite 2300
New Orleans, Louisiana  70112-1010
Attn: Charles A. Snyder
Phone:  (504) 569-7000
Fax:  (504) 569-7001

Any party may change its address or facsimile number by providing written notice to the other party in accordance with the foregoing.

ARTICLE XXI
GENERAL; ADDITIONAL COVENANTS

21.1
Entire Agreement.  This Agreement, including all of the Schedules, Exhibits and attachments hereto, constitutes the entire understanding between the parties with respect to the subject matter contained herein and supersedes any prior understandings, negotiations or agreements, whether written or oral, between them respecting such subject matter.

21.2
Construction.  Words of any gender used in this Agreement shall be construed to include any other gender, and words in the singular number shall include the plural, and vice versa, unless the context requires otherwise. The use of the phrase “including,” or phrases of similar import, shall be deemed to include the phrase “without limitation”.

21.3
Captions.  The captions used in connection with the Articles and Sections of this Agreement are for convenience only and shall not be deemed to enlarge, limit or otherwise modify the meaning or interpretation of the language of this Agreement.  Any references to “Articles”, “Sections”, “Schedules”, “Exhibits”, and “Schedules” are to Articles, Sections, Schedules, Exhibits, and Schedules of this Agreement.  Each Schedule, Exhibit, and Schedule referred to herein is incorporated into this Agreement by such reference; provided that to the extent of any conflict or inconsistency between any of the Schedules, Exhibits or Schedules and this Agreement, this Agreement will prevail.

21.4
Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

21.5	No Waiver. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

21.6
Parties in Interest; No Third Party Beneficiary.  This Agreement shall inure to the benefit of and be binding upon Purchaser and Seller and their respective successors and assigns.  Except as otherwise provided herein, nothing in this Agreement will be construed as conferring upon any person or entity other than Purchaser and Seller, and their respective successors in interest, any right, remedy or claim under or by reason of this Agreement.

21.7
Governing Law; Choice of Forum.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.  Any claims arising from or related to this Agreement (whether in contract, tort or otherwise) shall be governed by the laws of the State of Texas.  If any dispute shall arise between the parties concerning the construction of this Agreement or their respective rights and obligations hereunder, the dispute shall be settled by final and binding arbitration in accordance with the terms of this Section 21.7.  The arbitration shall be conducted in accordance with the rules then prevailing of the American Arbitration Association, except as otherwise provided herein (the “Rules”).  The arbitration shall be conducted in Houston, Texas.  The arbitration proceedings shall be conducted by a single arbitrator selected in accordance with the Rules. The decision rendered by the arbitrator shall be final and binding and conclusive on all parties concerned and free of challenge or review in any court.  The decision so rendered by the arbitrator shall be enforceable by any court of competent jurisdiction.  The party or parties requesting such arbitration, on the one hand, and the adverse party or parties, on the other hand, shall bear equally the cost of the arbitration.  Any court costs and other expenses, including reasonable attorneys' fees incurred by a party petitioning a court of competent jurisdiction to enforce the decision rendered by the arbitrator, shall be paid by the party or parties against whom the arbitrator's decision is being enforced.

21.8
Best Efforts; Time of Essence.  Except as otherwise specifically provided herein, Purchaser and Seller shall each use its best efforts to satisfy the conditions to Closing and otherwise consummate the transactions contemplated by this Agreement as promptly as practical.  Time is of the essence with respect to the Closing of this Agreement.

21.9
Counterparts.  This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed by both parties and delivered shall be deemed to be an original.

21.10
Extensions of Time; Waiver.  It is agreed that any party to this Agreement may extend time for performance by any other party hereto or waive the performance of any obligation of any other party hereto or waive any inaccuracies in the representations and warranties of any other party, but any such waiver shall be in writing, and shall not constitute or be construed as a waiver of any other obligation, condition, representation or warranty under this Agreement.

21.11
Further Assurances.  Purchaser and Seller shall take such additional action, and shall cooperate with one another, as may be reasonably necessary to effectuate the terms of this Agreement and any agreement or instrument delivered pursuant hereto.

21.12
No Presumption Against Drafter.  Purchaser and Seller have each fully participated in the negotiation and drafting of this Agreement.  If an ambiguity, question of intent or question of interpretation arises, this Agreement must be construed as if drafted jointly, and there must not be any presumption, inference or conclusion drawn against any party by virtue of the fact that its representative has authored this Agreement or any of its terms.

21.13
Amendments.  This Agreement cannot be altered, amended, changed or modified in any respect or particular unless each such alteration, amendment, change or modification shall have been agreed to by each of the parties hereto and reduced to writing in its entirety and signed and delivered by each party.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first set forth above.

SELLER:

NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P., a Delaware limited partnership

By: /s/ Michael H. Hoeltzel
Michael H. Hoeltzel, Senior Vice President

PURCHASER:

BLACKWATER GEORGIA, L.L.C.

By: Blackwater Midstream Corp., Its Manager

By: /s/ Dale Chatagnier
Dale Chatagnier, Chief Operating Officer

EXHIBITS

Exhibit A	Definitions

Exhibit B	Assignment and Assumption of Lease Agreement

Exhibit C	Assignment and Bill of Sale

Exhibit D	Assignment Assumption of Permits and Contracts

Exhibit E	Assumption and Release Agreement

Exhibit F	Assignment and Assumption of Sublease

Exhibit G	Guaranty

SCHEDULES

Schedule 1.1.4	Contracts, Lease and Sublease

Schedule 1.1.5	Permits

Schedule 1.2.6	Excluded Personal Property

Schedule 2.3	Allocation of Purchase Price for Tax Purposes

Schedule 6.5	Third Party Consents

Schedule 6.6	Litigation

Schedule 6.9	Seller's Employees

Schedule 6.10	ERISA

EXHIBIT A

DEFINITIONS

The following terms shall have the meanings set forth below for all purposes of this Agreement:

“Affiliate” means, with respect to a party, any individual or legal business entity that, directly or indirectly, controls, is controlled by, or is under common control with, such party.  The term “control” (including the term “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies.

“Agreement” means this Asset Purchase Agreement.

“Appurtenant Equipment” has the meaning specified in Section 1.1.3.

“Assets” has the meaning specified in Section 1.1.

“Assignment and Bill of Sale” has the meaning specified in Section 4.2.2.

“Assignment of Permits and Contracts” has the meaning specified in Section 4.2.3.

“Assumed Liabilities” has the meaning specified in Section 3.2.

“Casualty” has the meaning specified in Section 11.3.1.

“Claims” means any demand, claim, grievance or Litigation, made or pending for any Damages, specific performance, injunctive relief, remediation or other equitable relief, whether or not ultimately determined to be valid.

“Closing” has the meaning specified in Section 4.1.

“Closing Date” has the meaning specified in Section 4.1.

“Closing Statement” has the meaning specified in Section 2.1.2.

“COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA, Code §4980B and any similar state Law.

“Contracts” has the meaning specified in Section 1.1.4(a).

“Corrective Action” means any investigation, sampling, analysis, monitoring, abatement, demolition, dismantlement, removal, decontamination, remediation, cleanup, treatment, storage, disposal or other action that is required to comply with Environmental Law.

“Damages” means all damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, losses, assessments, judgments, awards, arbitration awards, demands, claims, orders, expenses and fees, including costs of investigation, court costs, costs of defense and reasonable attorneys’ fees and expenses.

“Deposit” has the meaning given such term in Section 2.1.

“Effective Time” means 12:01 a.m. on the Closing Date.

“Employees” has the meaning specified in Article XIII.

“Employee Benefit Plans” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of Seller or any member of the ERISA Group maintained by any such entity or as to which any such entity has any Liability.

“Environmental Condition” means the existence of Hazardous Materials at the Facility, or originating at the Facility and migrating to adjacent properties, including in or on the soil, surface water, or groundwater at, on or under the Facility or such adjacent properties, in each case to the extent the levels of any such Hazardous Materials exceed naturally occurring background levels in such area.

“Environmental Laws” shall mean all applicable federal, state, and local Laws, common law, standards, prohibitions, restrictions, directives, interpretations, Orders, guidelines, permits, licenses, approvals and entitlements that relate to safety, the protection of human health and/or the environment or create rights or obligations in connection with the presence or release of Hazardous Materials.

“Environmental Liability” shall mean Liability arising out of or related to the Environmental Condition of the Assets.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Personal Property” has the meaning specified in Section 1.2.6.

“Excluded Property” has the meaning specified in Section 1.2.

“Execution Date” has the meaning given such term in the preamble of this Agreement.

“Expenses” has the meaning specified in Section 4.4.1.

“Facility” means Seller's terminal facility accommodating chemicals and liquid fertilizer at or near Brunswick, Georgia, as well as all of the facilities, equipment and other improvements associated therewith.

“Governmental Authority” means any federal, state or local governmental authority, regulatory or administrative agency, board, commission, judicial body or other body having jurisdiction over the matter.

“Hazardous Materials” means any substance which is listed, regulated or defined as a hazardous substance, hazardous material, toxic substance, hazardous waste, hazardous chemical, hazardous air pollutant, contaminant or pollutant under any Environmental Laws, including (i) radioactive substances, (ii) asbestos, (iii) radon, (iv) mercury, (v) lead-based paint, (vi) polychlorinated biphenyls (“PCBs”) and (vii) liquid and gaseous hydrocarbons, crude oil and other petroleum products, and any fraction or by-product thereof.

“Improvements” has the meaning specified in Section 1.1.2.

“Income Taxes” means any individual or corporate income tax, franchise tax, capital gains tax or other similar tax based on net income, and any interest, liens, additions to tax or penalties thereon or resulting therefrom.

“Indemnitee(s)” has the meaning specified in Section 9.1.

“Indemnitor(s)” has the meaning specified in Section 9.1.

“Intellectual Property” means all patents, patent rights, trademarks, service marks, trade names, and copyrights, and all applications for the foregoing, and all trade secrets, know-how, inventions, research records, confidential information, product designs, engineering specifications and drawings, technical information and other intellectual property rights.

“Laws” means all laws, rules, regulations, statutes, ordinances, codes, plans, Orders, decrees, rulings and charges of any Governmental Authority, including Environmental Laws.

“Lease” has the meaning specified in Section 1.1.4(b).

“Leased Premises” means the parcel of real property located in the City of Brunswick, County of Glynn, Georgia as more particularly described in the Lease Agreement.

“Liability” means any and all duties, liabilities and obligations, whether accrued, fixed, absolute, contingent, mature or inchoate, direct or indirect, liquidated or unliquidated, known or unknown, and whether contractual, statutory or otherwise.

“License” has the meaning specified in Section 1.1.3.

“Lien” means any encumbrance, lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, and servitude or transfer restriction.

“Litigation” means any action, case, suit, arbitration, hearing, investigation, charge, claim (including any claim of a violation of Law), litigation or other proceeding pending, commenced, brought, conducted or prosecuted before, or otherwise involving, any Governmental Authority or arbitrator.

“Loss” or “Losses” means any loss, charge, assessment, settlements, award, obligation, judgment, decree, lien, fine, penalty, Tax, damages (excluding consequential, indirect or loss of profit damages, except as otherwise provided herein), expense, cost and fee, including reasonable fees and expenses of attorneys, consultants and experts.

“Obligated Party” has the meaning specified in Section 4.4.4.

“Order” means any judgment, order, writ, injunction or decree of any Governmental Authority having jurisdiction over the matter.

“Permits” means the permits, licenses, registrations, and certificates from any Governmental Authority required to own or operate, and relating exclusively to the operation or ownership of the Assets.

“Permitted Liens” means the following: (a) liens for Taxes, assessments or governmental charges or levies not yet due or delinquent; (b) statutory liens of carriers, warehousemen, mechanics, materialmans’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business for amounts which are not due and payable; (c) easements, restrictive covenants, rights of way and other similar restrictions of records that do not materially adversely affect the use of the property subject thereto; (d) zoning, building and other similar restrictions; and (e) minor imperfections of title (whether or not of record) that do not materially adversely affect the value or use of the property subject thereto.

“Personal Property” has the meaning specified in Section 1.1.4.

“Pre-Closing Off-Site Disposal” means the transportation, storage, treatment or disposal of a Hazardous Material at any location other than the Facility prior to the Closing Date; provided, however, such disposal expressly excludes the Release of Hazardous Materials.

“Proceeding” means any action, arbitration, hearing, charge, claim (including any claim of a violation of Law), litigation or suit commenced, conducted or prosecuted before, or otherwise involving, any Governmental Authority or arbitrator.

“Product Inventory” means all chemicals, refined petroleum products and other products and substances derived there from that are located at the Facility as of the Effective Time and are stored by Seller pursuant to Contracts between Seller and Third Parties.

“Purchase Price” has the meaning specified in Section 2.1.1.

“Purchaser” has the meaning specified in the introductory paragraph.

“Records” has the meaning specified in Section 1.1.8.

“Receiving Party” has the meaning specified in Section 4.4.4.

“Release of Hazardous Materials” means any release, emission, or discharge of Hazardous Materials arising out of or in connection with the ownership or operation of the Facility, including: (1) any release, emission, or discharge of Hazardous Materials on the surface, in the soil, in the groundwater, or in the air at the Facility; and (2) any migration of Hazardous Materials released, emitted, or discharged at the Facility onto or into the surface, soil, groundwater, or air of any other real property.

“Retained Liabilities” has the meaning specified in Section 3.1.

“Seller” has the meaning specified in the introductory paragraph.

“Seller Ownership Period” means the period of time from July 1, 2005 to the Closing Date.

“Sharing Party” has the meaning specified in Section 4.4.4.

“Sublease” has the meaning specified in Section 1.1.4(c).

“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, charges, fees, levies, imposts, assessments, withholdings, impositions, or other similar governmental charges and any interest, liens, additions to tax or penalties thereon.

“Taking” has the meaning specified in Section 11.3.1.

“Termination Date” has the meaning specified in Section 16.1(c).

“Third Party” means any person, group or entity (including any corporation, partnership or other business entity) other than an Indemnitee.

“Third Party Claim” has the meaning specified in Section 9.2.1.

“Third Party Inventory Shrinkage” means the monetary value (as reasonably estimated by the parties based on current fair market value) of that volume of Third Party products stored at the Facility pursuant to one or more of the Contracts, for which there is a discrepancy between the amount actually present at the Facility as of the Closing Date and the amount reflected by Seller’s inventory records as being stored at the Facility as of the Closing Date.

“Transfer Taxes” has the meaning specified in Section 4.4.2.

EXHIBIT B

ASSIGNMENT AND ASSUMPTION OF LEASE

This ASSIGNMENT AND ASSUMPTION OF LEASE (this “Agreement”) is made and entered into on May __, 2010, by and among NuSTAR ENERGY L.P.., a Texas limited liability company (“Assignor”), BLACKWATER GEORGIA, L.L.C., a Georgia limited liability company (“Assignee”), and GEORGIA PORTS AUTHORITY, a public corporation and instrumentality of the State of Georgia (“Landlord”).  Assignor, Assignee and Landlord are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Assignor, (as successor in interest for this purpose to Eastern Seaboard Petroleum Company, the original lessee) and Landlord, (as successor in interest for this purpose to the Brunswick Port Authority), are parties to that certain lease dated September 5, 1972 (as amended, the “Lease”), presently covering certain premises located in Glynn County, Brunswick, Georgia containing approximately _____ acres of real property owned by Landlord, as more particularly described in the Lease (the “Leased Premises”);

WHEREAS, Assignor presently operates a bulk liquids storage terminal (the “Terminal”) on the Leased Premises and has only a usufruct interest;

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated April 1, 2010 (the “Purchase Agreement”) pursuant to which, subject to the terms and conditions set forth therein, Assignee will purchase substantially all of Assignor’s assets located at the Terminal, including all of Assignor’s right, title and interest in, under and to the Lease, and assume certain of Assignor’s liabilities in connection with Assignor’s operation of the Terminal;

WHEREAS, contemporaneous with the closing of the transactions contemplated by the Purchase Agreement, the Parties mutually desire (i) that Assignor assign all of its right, title and interest in, under and to the Lease to Assignee, and (ii) that Landlord, pursuant to Article 14 of the Lease, consent to the assignment contemplated hereby, all on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties hereby agree as follows:

1.   Effective Date.  For all purposes under this Agreement, the term “Effective Date” shall mean that date on which the closing of the transactions contemplated by the Purchase Agreement are consummated or this Agreement is executed by all parties hereto, whichever occurs last.

2.   Assignment and Assumption.

2.1           As of the Effective Date, Assignor hereby assigns, transfers and sets over unto Assignee all of Assignor’s right, title and interest in, under and to the Lease.  Assignor shall deliver possession of the Leased Premises to Assignee on the Effective Date.

2.2           Assignee hereby accepts the foregoing assignment and hereby agrees to perform all of the terms and conditions of the Lease to be performed on the part of Assignor and assumes all liabilities and obligations of Assignor under the Lease, as amended hereby, arising or accruing on or after the Effective Date, including without limitation, liability for the payment of rent and for the due performance of all of the terms, covenants and conditions of the Lessee pursuant to the Lease, as amended hereby.

3.   Consent to Assignment and Novation.

 3.1          As of the Effective Date, Landlord hereby consents to the assignment effected hereby provided the following conditions are met: (i) Assignor unconditionally agrees to be bound for all costs related to, and will hold Landlord harmless of any and all damages, costs, and attorney’s fees arising out of, any environmental claims and pollution in connection with Assignor’s possession of the Leased Premises and the activities conducted by Assignor thereon during the period from the date of the inception of the Lease between Landlord and Assignor until the Effective Date; (ii) Assignee agrees that effective as of the Effective Date, it will provide to Landlord copies of insurance certificates to reflect that all insurance requirements set forth in Article 10 of the Lease are in effect and in force as of the Effective Date and further agrees that each policy shall insure Landlord as its interest may appear and that each such policy shall remain in full force and effect and shall not be cancelled, allowed to lapse or allowed to expire until thirty (30) days after Landlord has received written notice thereof. Provided the foregoing conditions have been met as of the Effective Date and agreed to by Assignor and Assignee, Landlord agrees to recognize Assignee as the Lessee under the Lease and thereby establish direct privity of contract with Assignee; and hereby grants to Assignor a novation in respect of all liabilities and obligations under the Lease arising or accruing on or after the Effective Date, except for those conditions and requirements expressly set forth herein.

3.2           This Agreement by Landlord shall not be construed as consent by Landlord to any future assignment or subletting.  The Lease may not be assigned, renewed or extended nor shall the Premises, or any part thereof, be sublet without the prior written consent of Landlord.

4.           Indemnity.  Assignee hereby agrees to indemnify, defend, and hold harmless Assignor from and against any and all losses, costs, claims, or expenses (including reasonable attorneys’ fees, court costs and ancillary expenses) arising out of any obligation or liability of Assignee as the lessee under the Lease arising or accruing on or after the Effective Date.

5.           Miscellaneous

5.1           Binding Effect.  The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their successors and assigns.

5.2           Headings.  The section headings used herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

5.3           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia, without giving effect to its conflict of laws principles.

5.4   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

5.5   Notices.  All notices permitted or required to be sent under this Agreement shall only be effective if in writing and if sent via one of the following methods to the addresses specified below:  (i) personal delivery; (ii) certified mail, return receipt requested; or (iii) nationally recognized overnight delivery service, such as Federal Express.  Notices may also be sent via facsimile or electronic mail and shall be deemed effective upon successful transmission, provided that notice is also sent simultaneously via one of the other methods set forth above.  Either party may change its notice address or facsimile number by providing written notice of such change in accordance with this paragraph.

5.6   Savings Clause.  This Agreement is being executed in connection with, and is subject to the terms and conditions set forth in, the Purchase Agreement, and shall not affect the allocation of liabilities as between Assignee and Assignor as set forth in the Purchase Agreement.

GEORGIA PORTS AUTHORITY	BLACKWATER GEORGIA, L.L.C..

Mailing Address:

P. O. Box 2406	660 LaBauve Drive
Savannah, GA 31402	Westwego, LA 70094
Attn: Executive Director	Attn: Chief Commercial Officer

Delivery Address:

2 Main Street	660 LaBauve Drive
Garden City, GA 31408	Westwego, LA 70094
Attn: Executive Director	Attn: Chief Commercial Officer

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

LANDLORD:

GEORGIA PORTS AUTHORITY	Signed, sealed and delivered
In the presence of:

By:	_________________________________
Steven Green	Witness
Chairman
_________________________________
Notary Public
My Commission expires: ______

ASSIGNOR:

NUSTAR ENERGY L.P.	Signed, sealed and delivered
In the presence of:

By: _______________________________	_________________________________
Witness
Name: _____________________________
_________________________________
Title: ______________________________	Notary Public
My Commission expires: ______

ASSIGNEE:

BLACKWATER GEORGIA, L.L.C.	Signed, sealed and delivered
In the presence of:

By: _______________________________	_________________________________
Witness
Name: _____________________________
_________________________________
Title: ______________________________	Notary Public
My Commission expires: ______

EXHIBIT C

FORM OF
ASSIGNMENT AND BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that, pursuant to that certain Asset Purchase Agreement dated as of the _____ day of May, 2010 (the “Purchase Agreement”), by and between NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P., a Delaware limited partnership (“Seller”), and BLACKWATER GEORGIA, L.L.C., a Georgia limited liability company (“Purchaser”), and for and in consideration of the sum of the Purchase Price paid or payable to Seller by Purchaser, and the assumption by Purchaser of the Assumed Liabilities, Seller hereby assigns, sells, transfers and conveys to Purchaser all of Seller’s right, title, and interest in and to the Assets (other than the Permits, the Lease and the Contracts) as all of such terms are defined in the Purchase Agreement.

TO HAVE AND TO HOLD all of Seller’s right, title, and interest in and to such Assets unto Purchaser, its successors and assigns forever.

Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings attributed to them as are set forth in the Purchase Agreement.

This Bill of Sale is being executed in connection with, and is subject to the terms and conditions set forth in, the Purchase Agreement and shall neither add to nor detract from the Purchase Agreement.

This Bill of Sale may not be modified, changed or supplemented, nor may any obligations hereunder be deemed waived, except by written instrument signed by the party to be charged.

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof.

This Bill of Sale shall bind and inure to the benefit of Seller and Purchaser and their respective successors and such assigns as may be permitted under the Purchase Agreement.

This Bill of Sale may be executed in a number of multiple identical counterparts which, when taken together, shall constitute collectively one (1) Bill of Sale, but in making proof of this Bill of Sale it shall not be necessary to produce or account for more than one such counterpart executed by the party to be charged.

IN WITNESS WHEREOF, the parties have executed this Bill of Sale as of the day and year first above written.

“SELLER”	“PURCHASER”

NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P., a Delaware limited partnership	BLACKWATER GEORGIA, L.L.C.
By: Blackwater Midstream Corp., its Manager

By:	By:
Michael H. Hoeltzel, Senior Vice President	Dale Chatagnier, Chief Operating Officer

C-1

EXHIBIT D

FORM OF
ASSIGNMENT AND ASSUMPTION OF PERMITS AND CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF PERMITS AND CONTRACTS (this "Assignment") is entered into on this ___________ day of May, 2010, by and between NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P., a Delaware limited partnership (“Seller”), and BLACKWATER GEORGIA, L.L.C., a Georgia limited liability company(“Purchaser”), pursuant to that certain Asset Purchase Agreement dated April 1, 2010 (the “Purchase Agreement”), by and between Seller and Purchaser.

Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings attributed to them as are set forth in the Purchase Agreement.

Seller, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, hereby grants, bargains, conveys, assigns, transfers and delivers to Purchaser, and Purchaser accepts in full, all of Seller’s right, title and interest, legal and equitable, from and after the date hereof, in, to and under:

(1)	The permits listed inAttachment A to this Assignment ("Permits"); and

(2)	The Contracts.

Purchaser hereby assumes and agrees to perform and discharge each and all of the obligations and liabilities of Seller under each Contract and each Permit, arising or accruing on or after the date hereof, in each case in accordance with and subject to all the terms, covenants and conditions of each such Contract or Permit, to the same extent and in the same manner as if Purchaser were the original contracting party or permittee, as appropriate.

Notwithstanding the foregoing, if there are prohibitions against, or conditions to, the conveyance of any Contracts or Permits, without the prior written consent of third parties either as a result of the provisions thereof or the requirements of applicable Law, and such written consents have not been obtained on or prior to the date hereof, then (i) any provision contained in this Assignment or the Purchase Agreement to the contrary withstanding, the transfer of title to, or interest in, such Contracts or Permits pursuant to this Assignment shall not become effective unless and until such consent requirement is satisfied, waived or no longer applies, and (ii) until such consent requirement is satisfied, waived or no longer applies, Seller shall (without infringing on the legal rights of any third party, breaching any such Permit or Contract, or violating any Law) provide Purchaser with the equivalent benefits of the Permit or Contract, by subcontract, sublease or otherwise, on the condition that Purchaser shall cooperate and assist in such efforts and shall bear all economic burdens and other obligations and liabilities of Seller regarding such period under the Permit or Contract, notwithstanding the fact that the same has not been transferred to Purchaser.  When and if such consent requirement is so satisfied, waived or no longer applies, to the extent permitted by applicable Law, the assignment of such Contracts or Permits shall become effective automatically as of the date hereof, without further action on the part of Seller or Purchaser and without payment of further consideration.

This Assignment is being executed in connection with, and is subject to the terms and conditions set forth in, the Purchase Agreement and shall neither add to nor detract from the Purchase Agreement.

Nothing contained herein shall (a) be construed to defeat, impair or limit in any way any rights or remedies of Purchaser as against any third party to contest or dispute the validity or amount of any such assumed liability or obligation, or (b) reduce or otherwise affect Purchaser's rights, on the one hand, or Seller’s rights, on the other hand, to be indemnified by the other pursuant to and in accordance with the provisions of the Purchase Agreement.

This Assignment may not be modified, changed or supplemented, nor may any obligations hereunder be deemed waived, except by written instrument signed by the party to be charged.

This Assignment shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof.

This Assignment shall bind and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns.

This Assignment may be executed in a number of multiple identical counterparts which, when taken together, shall constitute collectively one (1) Assignment, but in making proof of this Assignment it shall not be necessary to produce or account for more than one such counterpart executed by the party to be charged.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Assignment as of the day and year first above written.

SELLER:

NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P., a Delaware limited partnership

By:
Michael H. Hoeltzel, Senior Vice President

PURCHASER:

BLACKWATER GEORGIA, L.L.C.

By:
Dale Chatagnier, Chief Operating Officer

ATTACHMENT A
to
Assignment and Assumption of Permits and Contracts

EXHIBIT E

FORM OF
ASSUMPTION AND RELEASE AGREEMENT

ASSIGNMENT AND RELEASE AGREEMENT (the "Agreement") made, executed and delivered as of May___, 2010, by and among BLACKWATER GEORGIA, L.L.C., a Georgia limited liability company (the "Purchaser") and NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P., a Delaware limited partnership (the "Seller").

WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of April 1, 2010 (as amended, supplemented or otherwise modified from time to time, the "Asset Purchase Agreement"), by and between the Seller and the Purchaser, the Seller is concurrently herewith selling, assigning, conveying, transferring and delivering to the Purchaser the Purchased Assets (as defined in the Asset Purchase Agreement); and

WHEREAS, the Asset Purchase Agreement requires that the Seller assign all of its right, title and interest in the Assumed Liabilities, and that the Purchaser assume and agree to pay, perform or discharge or cause to be paid, performed or discharged all of the Assumed Liabilities (as defined in the Asset Purchase Agreement);

NOW THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Seller and the Purchaser agree as follows:

1. Definitions.  Capitalized terms which are used in this Agreement but are not defined in this Agreement shall have the meaning ascribed to such terms in the Asset Purchase Agreement.

2. Assignment and Assumption.  The Seller hereby assigns, transfers and sets over to the Purchaser, without recourse to and without representation or warranty except as expressly provided in the Asset Purchase Agreement, all of the Seller’s right, title and interest in and to, and the Purchaser hereby assumes and agrees to pay, perform or discharge in accordance with their terms, to the extent not heretofore paid, performed or discharged, all of the Assumed Liabilities.

3. Construction.  This Agreement is delivered pursuant to and is subject to the terms of the Asset Purchase Agreement.  Nothing contained in this Agreement shall in any way supersede, modify, replace, amend, change, rescind, expand, exceed, enlarge, or in any way affect the provisions, including the warranties, covenants, agreements, conditions, or in general, any rights, remedies or obligations of Seller or Purchaser set forth in the Asset Purchase Agreement.  In the event of any conflict or ambiguity between the terms of the Asset Purchase Agreement and the terms of this Agreement, the terms of the Asset Purchase Agreement shall govern and prevail, and any such provision in this Agreement shall be deemed to be amended to the extent necessary to eliminate any such conflict, inconsistency, ambiguity or difference.

4. Other Obligations.  Other than as specifically set forth in this Agreement or in the Asset Purchase Agreement, the Purchaser shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of the Seller, direct or indirect, known or unknown, absolute or contingent, other than the Assumed Liabilities and those obligations created pursuant any document or instrument delivered to the Seller by the Purchaser at the Closing.

5. Successors and Assigns.  This Agreement shall be enforceable against and inure to the benefit of the Purchaser and Seller and their respective successors and assigns.

6. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Texas, and shall be subject to the dispute resolution provisions of the Asset Purchase Agreement.

7. Further Assurances.  The parties hereto agree to take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement.  Without limiting the foregoing, Seller agrees to execute, acknowledge and deliver to Purchaser all such other additional instruments, notices, and other documents and to do all such other and further acts and things as may be necessary to more fully and effectively assign, transfer and set over to the Purchaser the Assumed Liabilities.

8. Counterparts; Facsimile Execution.  This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one conveyance.  This Agreement may be executed by facsimile signature(s).

9. Amendment.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

[Signature page follows.]

IN WITNESS WHEREOF, Agreement has been duly executed and delivered by the duly authorized officers of the Seller and of the Purchaser as of the date first above written.

SELLER:

NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P., a Delaware limited partnership

By:
Michael H. Hoeltzel, Senior Vice President

PURCHASER:

BLACKWATER GEORGIA, L.L.C.

By:
Dale Chatagnier, Chief Operating Officer

EXHIBIT F

FORM OF
SUBLEASE

SUBLEASE (WIRE/PIPES)

This Sublease Agreement, made as of May 31, 2010, between among Seaboard Coast Line Railroad Company, now CSX Transportation, Inc., a Virginia corporation, whose mailing address is 500 Water Street, Jacksonville, Florida 32202 (hereinafter “CSXT”), Southern Railway Company, now Norfolk Southern Railway Company, a Virginia corporation, whose mailing address is 125 Spring Street, Atlanta, Georgia 30303 (hereinafter “NS”) (CSXT and NS hereinafter jointly referred to as “Licensor”), and Brunswick Port Authority, now Georgia Ports Authority, a Georgia corporation, whose address is Administration Building, 2 Main Street, Garden City, Georgia 31408 (hereinafter referred to as “Licensee”), NuStar Terminals Operations Partnership L.P., a Delaware limited partnership, whose address is c/o NuStar Energy L.P., 2330 N. Loop 1604 W., San Antonio, Texas  78248 (hereinafter referred to as “NuStar”) and Blackwater Georgia, L.L.C., a Georgia limited liability company, whose address is 660 Labauve Drive, Westwego, Louisiana  70094 (hereinafter referred to as "Subtenant").

WITNESSETH:

WHEREAS, by Agreement between Licensor and Licensee, dated June 12, 1972, Licensor has licensed to Licensee the use of certain property of Licensor at Brunswick, Georgia, described in said Agreement (a copy of which is attached to the Subtenant’s counterpart of this Sublease and made a part hereof) for placement and maintenance of one (1) wireline and two (2) pipelines; and

WHEREAS, one of the covenants of said Agreement specifies that Licensee shall not assign or sublease said Agreement or suffer or permit any other person or corporation to use the Premises described in said Agreement (“the Premises”) or any portion thereof without prior written consent in writing of Licensor; and

WHEREAS, Licensee now subleases said Premises, or a portion thereof, to NuStar, as successor to Support Terminals Operating Partnership L.P. (hereinafter, "ST") by Sublease agreement between Licensor, Licensee and ST dated September 11, 1997; and

WHEREAS, Licensee now desires to sublease said Premises, or a portion thereof, to Subtenant, and Licensor will consent to such Sublease, but only upon terms as herein stated;

NOW THEREFORE, Licensee, in consideration of the premises and of the sum of One Dollar ($1.00) paid by Licensee, the receipt of which is hereby acknowledged, does hereby consent to the subleasing of said premises, or the portion thereof hereinafter designated, to Subtenant, for the use and purpose below, but subject to termination at any time on thirty (30) days’ written notice from any one of the parties to all the others.

1.    Use:

1.1           Subtenant shall use and occupy the Premises, or portion thereof designated on the attached Exhibit A, solely for the purpose of transmission of fuel oil and for an electric control cable, as specified in the Agreement between Licensor and Licensee, dated June 12, 1972, and for no other purpose(s).

1.2           No portion of the Premises shall be used for deposit of scrap, junk, refuse, debris, garbage, sewage or waste of any kind, or for any other unsanitary or unhealthy purposes of any kind of nature, or any other use contrary to any laws or regulations.

1.3           No portion of the Premises may be used for the transportation, treatment, storage or disposal of hazardous materials, hazardous substances or hazardous waste, as classified under RCRA (Title 42 U.S. Code, Sections 6901, et al.), CERCLA (Title 42 U.S. Code, Sections 9601-9657, et al.) or SARA (Title 42 U.S. Code, Sections 06-1 (35) et al.), or for any other use or purpose requiring a federal or state environmental permit.

2.    Lease Term Assumption:

2.1           Subtenant assumes, and covenants and agrees to comply with all terms, conditions and agreements of said Agreement, as if an original party thereto, and shall be bound directly to Licensor thereon, as well as to Licensee under this Sublease Agreement.

2.2           Licensee covenants and agrees that Licensee shall remain bound to Licensor for all of the obligations of Licensee in the said Agreement.

2.3           Insofar as the use of said Premises by Subtenant, and liability (as between Licensor and Subtenant only) for personal injury (or death) and damage to (or destruction of) property thereon, Subtenant assumes and agrees to be bound by all of the provisions of said Agreement as if said Subtenant were the Licensee named therein.

2.4           Nothing herein shall release Licensee of or from any obligations of said Agreement, unless and until the same is terminated as therein provided.

2.5           The parties hereto agree that this Sublease Agreement, upon execution, will terminate and supersede only the Sublease Agreement dated September 11, 1997, among CSXT, NS, Licensee and NuStar (successor in interest to ST).

IN WITNESS WHEREOF, the parties hereto have executed this Sublease Agreement in triplicate, each copy of which shall constitute an original, the day and year first above written.

Witness for Licensor:	CSX TRANSPORTATION, INC.
_______________________________________	By: ______________________________________________

Print/Type Name: ________________________________

Print/Type Title: _________________________________

Witness for Licensor:	NORFOLK SOUTHERN RAILWAY COMPANY
_______________________________________	By: ______________________________________________

Print/Type Name: ________________________________

Print/Type Title: _________________________________

Witness for Licensee:	GEORGIA PORTS AUTHORITY
_______________________________________	By: ______________________________________________

Print/Type Name: ________________________________

Print/Type Title: _________________________________

Witness for NuStar:	NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P.
By: ______________________________________________

Print/Type Name: ________________________________

Print/Type Title: _________________________________

Witness for Subtenant:	BLACKWATER GEORGIA, L.L.C.
By: ______________________________________________

Print/Type Name: ________________________________

Print/Type Title: _________________________________

EXHIBIT G

FORM OF
GUARANTY

The undersigned, BLACKWATER MIDSTREAM CORP. a Nevada corporation ("Guarantor"), hereby executes this Guaranty (“Guaranty”) effective as of March __, 2010 solely for the purpose of evidencing Guarantor’s agreement to unconditionally and irrevocably guarantee the prompt payment and performance of any and all obligations (collectively, the “Guaranteed Obligations”) of BLACKWATER GEORGIA, L.L.C., a Georgia limited liability company and an affiliate of Guarantor (“Purchaser”) arising under that certain Asset Purchase Agreement (“Purchase Agreement”), dated _____________, 2010, by and between NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P., a Delaware limited partnership, and Purchaser, including without limitation, Purchaser’s indemnification obligations under Article IX of the Purchase Agreement.

SECTION 1. Construction of Guaranty.  (a)Guarantor guarantees that the Guaranteed Obligations shall be paid or performed, as the case may be, strictly in accordance with the terms of this Guaranty.  The obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty in respect of the payment and performance of the Guaranteed Obligations.  This Guaranty is a guarantee of payment, not collection, and the liability of the Guarantor under this Guaranty shall be unconditional and absolute, irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(i) any lack of validity or enforceability of any of the Guaranteed Obligations;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other amendment or waiver of or any consent to departure from this Guaranty, including, without limitation, any increase in any obligation of the Purchaser hereunder; and

(iii) any bankruptcy, insolvency, reorganization or other proceeding or arrangement affecting Purchaser, or any reorganization, recapitalization or change in control of, any sale of assets or merger by, any dissolution or winding up of, or any other transaction, event or circumstance affecting, Purchaser, Guarantor or any affiliate of either.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Guaranteed Obligations is rescinded or must otherwise be returned by Seller or any other person upon the insolvency, bankruptcy or reorganization of Purchaser or any other person or otherwise, all as though such payment had not been made.

(b)  The Guarantor hereby waives (i) promptness, diligence, notice of acceptance and any other notice with respect to the Guaranteed Obligations and this Guaranty, (ii) presentment, protest and notice of protest or dishonor of any evidences of indebtedness or other obligations guaranteed hereunder, (iii) any statute of limitations affecting Guarantor’s liability under this Guaranty or the enforcement of this Guaranty, and (iv) all principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty.

(c)  The Guarantor also hereby waives any claim, right or remedy which Guarantor may now have or hereafter acquire against Seller that arises hereunder, including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Seller against Purchaser or against any security which Seller now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise, unless and until all of the Guaranteed Obligations and all other amounts payable and other obligations guaranteed under this Guaranty shall have been fully and irrevocably paid to Seller.

(d)  Guarantor hereby subordinates any obligation of Purchaser to Guarantor or any affiliate of Guarantor (the “Subordinated Obligations”) to the prior, full and irrevocable payment and performance of all Guaranteed Obligations to Seller, and any amount paid, received or recovered by Guarantor or any affiliate of Guarantor with respect to or on account of the Subordinated Obligations shall be held in trust for Seller and paid over to Seller upon demand to be held as collateral for, or for application to the payment of, the Guaranteed Obligations.

SECTION 2. Guarantor Acknowledgement.  Guarantor hereby acknowledges (i) Guarantor is entering into this Guaranty as a material inducement for Seller to enter into the transactions contemplated by the Purchase Agreement, and that but for this Guaranty, Seller would not enter into such transactions; and (ii) because Guarantor is an affiliate of Purchaser, Guarantor will realize material benefits from the consummation of the transactions contemplated by the Purchase Agreement.

SECTION 3. Continuing Guarantee.  This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until Purchaser shall have performed in full the Guaranteed Obligations, (ii) be binding upon the Guarantor and its successors and assigns and (iii) inure to the benefit of and be enforceable by Seller and its successors and assigns.

SECTION 4. No Waiver; Remedies.  No failure on the part of Seller to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 5. Expenses.  Guarantor agrees that it will upon demand pay to Seller the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Seller may incur as a result of the failure by the Guarantor to perform or observe any of the provisions hereof.

SECTION 6. Severability.  If any term or other provision of this Guaranty is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Guaranty shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Purchase Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Guaranty so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 7. Entire Agreement; Assignment.  This Guaranty constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Guaranty shall not be assigned by operation of law or otherwise, except that Seller may assign all or any of its rights hereunder to any affiliate or affiliates of Seller.

SECTION 8. Parties in Interest.  This Guaranty shall inure to the benefit of Seller and its successors in interest and assigns, and nothing in this Guaranty, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Guaranty.

SECTION 9. Governing Law.  This Guaranty shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed therein, irrespective of its principles of conflicts of laws.  Any claims arising from or related to this Guaranty (whether in contract, tort or otherwise) shall be governed by the laws of the State of Texas.

SECTION 10. Headings.  The descriptive headings contained in this Guaranty are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Guaranty.

SECTION 11. Notices.  All notices or other communications required hereunder shall be in writing, shall be addressed as specified below and shall be deemed to have been given:  (a) at the time of delivery when delivered personally; (b) upon receipt when sent by Federal Express, or similar recognized overnight service; or (c) upon completion of successful transmission (with electronic confirmation of receipt) when sent by facsimile (unless transmission is completed outside recipient’s normal working hours, in which case such notice shall be deemed given at the start of recipient’s next business day), immediately followed by U.S. posting, postage prepaid.

Seller:
NUSTAR TERMINALS OPERATIONS PARTNERSHIP L.P. c/o NuStar Energy L.P. 2330 Loop 1604 W. San Antonio, Texas 78248 Attn: Tommy Stuchell, Vice President Phone: (210) 918-4369 Fax: (210) 918-3521
Guarantor:
BLACKWATER MIDSTREAM CORP. 660 Labauve Drive Westwego, LA 70094 Attn: Dale Chatagnier, Chief Operating Officer Phone: (504) 340-3000 Fax: (504) 340-9406
Purchaser:
BLACKWATER GEORGIA, L.L.C. 660 Labauve Drive Westwego, LA 70094 Attn: Frank Marrocco, Chief Commercial Officer Phone: (504) 340-3000 Fax: (504) 340-9406

Any party may change its address or facsimile number by providing written notice to the other party in accordance with the foregoing.

This Guaranty is executed by Guarantor’s duly authorized representative as of the date first written above.

GUARANTOR:

BLACKWATER MIDSTREAM CORP.

By:
Dale Chatagnier, Chief Operating Officer

Schedule 1.1.1
Contracts List

1)	Real Property and Barge Agreement (as amended), dated 9/5/1972, Grantor: Brunswick Port Authority, Grantee: Eastern Seaboard Petroleum Co.

2)	Lanier Dock License Agreement, dated 9/5/1972, Grantor: City of Brunswick Georgia; Glynn County; Brunswick Port Authority, Grantee: Eastern Seaboard Petroleum Co.

3)	Easement for Pipeline Agreement, dated 9/5/1972, Grantor: City of Brunswick Georgia; Glynn County; Brunswick Port Authority, Grantee: Eastern Seaboard Petroleum Co.

4)	Sublease (Wires/Pipes), dated 9/11/1997, Grantor: CSX Transportation, Inc., Grantee: Georgia Ports Authority, Licensee Support Terminal Services, Inc., Subtenant.

5)	Oil Transfer Agreement, dated 9/5/1972, Grantor: Brunswick Port Authority, Grantee: Eastern Seaboard Petroleum Co.

6)	Rate Agreement, dated 10/23/2002, Grantor: Georgia Ports Authority, Grantee: Support Terminals Operating Partnership, L.P.

Schedule 1.1.5
Permits

Storm Water Permit:
State of Georgia
Department of Natural Resources
Environmental Protection Division
General Permit No. GAR000000
Dated June 16, 2006
Effective August 1, 2006, expires July 31, 2011

Schedule 1.2.6
Excluded Personal Property

None

Schedule 2.2
Allocation of Purchase Price for Tax Purposes

Purchaser will provide Seller with an allocation of Purchase Price within 30 days after Closing and the parties will file IRS Form 8594 consistently with such allocation.

Schedule 6.5
Third Party Consents

1.
Real Property and Barge Dock Agreement between Brunswick Port Authority and Eastern Seaboard Petroleum Co., dated as of September 5, 1972.  Assignability restrictions require written permission.  Real property, improvements, construction of a barge dock south of Lanier Dock; 8/14/1984 - Assignment from Eastern Seaboard Petroleum to Steuart Petroleum Company; 9/19/1995 - Assignment from Steuart Petroleum Company to Support Terminals Operating Partnership, L.P.; By name change effective March 31, 2009, now NuStar Terminals Operations Partnership L.P.

2.
Lanier Dock License Agreement between City of Brunswick, Georgia; Glynn County; Brunswick Port Authority and Eastern Seaboard Petroleum Co., dated September 5, 1972.  Assignability restrictions require written permission.  Right to install, maintain, and operate upon Lanier Dock such pipelines, equipment, pumps and appurtenances as may be required for transfer of petroleum products; 8/14/1984 - Assignment from Eastern Seaboard Petroleum to Steuart Petroleum Company; 12/19/1995 - Assignment from Steuart Petroleum Company to Support Terminals Operating Partnership, L.P.; By name change effective March 31, 2008, now NuStar Terminals Operations Partnership L.P.

3.
Pipeline Agreement between City of Brunswick, Georgia; Glynn County; Brunswick Port Authority and Eastern Seaboard Petroleum Co., dated September 5, 1972.  Assignability restrictions require written consent.  Easement for pipeline between the southerly boundary of the RR to Lanier Dock; 8/14/1984 - Assignment from Eastern Seaboard Petroleum to Steuart Petroleum Company; 12/19/1995 - Assignment from Steuart Petroleum Company to Support Terminals Operating Partnership, L.P; By name change effective March 31, 2008, now NuStar Terminals Operations Partnership L.P.

4.
Sublease Agreement (Wires/Pipes) between CSX Transportation, Inc. and Georgia Ports Authority, Licensee Support Terminal Services, Inc., Subtenant dated September 11, 1997.  Assignability restrictions require consent.  Shall use premises solely for transmission of fuel oil and an electric control cable; by name change effective March 31, 2009, now NuStar Terminals Operations Partnership L.P.

5.
Oil Transfer Agreement between Brunswick Port Authority and Eastern Seaboard Petroleum Co., dated September 5, 1972.  Assignability restrictions require written consent.  Wharfage charge of $.01 per 42-gallon barrel with annual minimum payment equal to unloading 1,000,000 barrels of petroleum products for first 5 years; rate to change annually thereafter; $20.00 per day charge, or any fractional part thereof, for barged docked at barge terminal; 8/14/1984 - Assignment from Eastern Seaboard Petroleum to Steuart Petroleum Company; 12/19/1995 - Assignment from Steuart Petroleum Company to Support Terminals Operating Partnership, L.P.; By name change effective March 31, 2008, now NuStar Terminals Operations Partnership L.P.

Schedule 6.6
Litigation

None

Schedule 6.9
Seller's Employees

Joe Clinch, Sr., Terminal Manager

Ronnie J. Leggett, Operator I

Schedule 6.10
ERISA

None